Exhibit 99.1

David J. Bronczek Joins FedEx Corporation Board of Directors

MEMPHIS, Tenn., January 28, 2019.... FedEx Corp. (NYSE:FDX) announced today that David J. Bronczek, the Company’s president and chief operating officer, has been elected to the Board of Directors. With his election, the Board now has 13 members, including 11 independent directors.

The Company also announced today that independent members of its Board have approved changes to the Company’s Corporate Governance Guidelines to apply the mandatory retirement age of 75 only to non-management directors, effective immediately.

Mr. Bronczek is responsible for all FedEx operating companies and is a member of the five-person Executive Committee. He is also co-president and co-CEO of FedEx Services, which provides sales, marketing, information technology, communications, customer service, and other support functions for U.S. customers of major FedEx business units.

“Dave is an outstanding leader at FedEx, and he will be a valuable addition to the Board of Directors,” said Frederick W. Smith, chairman and CEO of FedEx Corporation. “His knowledge of the company gained over more than 42 years of service is unparalleled, and he will serve the company well in his role as a member of the Board.”

A native of Cleveland, Ohio, Mr. Bronczek graduated from Kent State University in 1976, the year he joined FedEx. He started as an hourly team member on the front lines of the company’s pickup and delivery operations and progressed through leadership roles in sales and operations. Mr. Bronczek’s responsibilities have included serving as president of FedEx Express in Canada and the Europe, Middle East and Africa region. He was named executive vice president and chief operating officer of FedEx Express in 1998 before becoming president and CEO of FedEx Express in 2000. In 2017, Mr. Bronczek was named president and chief operating officer of FedEx Corporation.

Mr. Bronczek has represented FedEx in a wide variety of industry and community roles, including serving as chairman of the FAA NextGen Advisory Committee, and chairman of the International Air Transport Association (IATA) in 2010. He remains a current member of IATA’s Board of Governors. Mr. Bronczek was appointed by the President of the United States to the National Infrastructure Advisory Council (NIAC) in 2009. He has also served on civic boards for the National Safe Kids Campaign, the Smithsonian National Air and Space Museum, the University of Memphis and the University of North Carolina. He also serves on the Board of Directors for Memphis-based International Paper Company.

About FedEx

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $69 billion, the company offers integrated business solutions through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 450,000 team members to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. To learn more about how FedEx connects people and possibilities around the world, please visit about.fedex.com.

Contacts

Patrick Fitzgerald

901-818-7300

patrick.fitzgerald@fedex.com